PROPERTY MANAGEMENT AGREEMENT
This Property Management Agreement (the “Agreement”) is made and entered into as of February 3, 2012 (the “Effective Date”), by and between Two Harbors Property Investment LLC, a Delaware limited liability company (“Master Servicer”) and Silver Bay Property Management LLC, a Delaware limited liability company (“Manager”) (each sometimes referred to as a “Party” and, collectively, the “Parties”) with reference to the following:
RECITALS
A.One or more potential owners (each an “Owner” and collectively referred to herein as “Owner”) of single-family and other residential properties, each of which are Affiliates of Master Servicer, has engaged Master Servicer to provide asset management services with respect to such properties on Owner’s behalf.
B.Pursuant to an Acquisition Services Agreement between Manager and Master Servicer dated as of the Effective Date (the “Acquisition Agreement”), Manager will assist Master Servicer in advising Owner with respect to acquiring a portfolio of single-family and other residential properties (collectively referred to as the “Properties” and individually as a “Property”) located in the geographic areas designated from time to time in writing by Master Servicer (the “Geographic Areas”).
C.Manager is engaged in the business of acquiring, leasing and managing single-family and other residences located in the Geographic Areas.
D.Manager may enter into third-party acquisition and property management service agreements to carry out its duties and responsibilities set forth below.
E.Manager and Owner have developed a Property Management Plan for the operation, maintenance and repair of the Properties (the “Management Plan”) and a Leasing Plan for the leasing of the Properties (the “Leasing Plan”), copies of which are attached hereto respectively as Exhibits B and C.
F.Master Servicer has established an electronic data room (the “Data Room”) that will include descriptions of each of the Properties and all of the information, contacts, reports, leases, lease applications, accounting information recommendations and the other data described in this Agreement.
G.Pursuant to a separate Letter Agreement dated as of the Effective Date between Master Servicer and Manager (the “Letter Agreement”), Master Servicer has agreed to pay certain compensation to Manager for the performance of Manager’s services under this Agreement.
H.Upon the terms and conditions set forth below, Master Servicer desires to retain the services of Manager to operate, maintain, repair, manage and lease the Properties for the benefit of Owner, to supplement and update the Data Room from time to time, and to provide the other services described herein.
I.Unless the context otherwise specifies or requires, the Parties intend that capitalized terms used in this Agreement shall have the meanings set forth herein and on Exhibit A.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Master Servicer and Manager agree as follows:
1.APPOINTMENT; PROFESSIONAL MANAGEMENT STANDARDS.
1.1    Engagement. Master Servicer hereby engages Manager to be the manager of the Properties, and Manager hereby accepts the engagement, on the terms and conditions set forth herein.
1.2    Manager Status. It is expressly understood and agreed by the Parties that Manager shall not be deemed to be a joint venturer, partner or employee of Owner or Master Servicer. In the performance of its duties hereunder, Manager shall act solely as agent for the account of Master Servicer but only to the extent expressly set forth herein. Master Servicer and Manager agree that the limited agency expressly granted herein is terminable in accordance with the provisions of this Agreement. Notwithstanding any such agency, except as may be explicitly contemplated in this Agreement, Manager shall not pledge Owner’s credit or incur any liabilities or obligations in Master Servicer’s or Owner’s name without Master Servicer’s or Owner’s prior written consent, which Master Servicer or Owner may withhold or grant in Owner’s sole discretion.
1.3    Standards. Master Servicer is entering into this Agreement in reliance upon Manager’s special and unique abilities to perform the services described below. Manager will perform the Services required by Manager to be performed under this Agreement (the “Services”) (a) in accordance with commercially reasonable professional standards, (b) in compliance with all Legal Requirements; and (c) using skill, good judgment, good faith and commercially reasonable efforts.
1.4    Master Servicer’s Instructions. Notwithstanding the authority granted in this Agreement, except to the extent prohibited by Legal Requirements, Manager agrees to abide by those standards and instructions that Owner may issue from time to time regarding the Properties and shall have no power to perform any act contrary to written instructions given to it by Master Servicer.
2.    TERM.
2.1    Initial Term. The initial term of this Agreement shall commence on the Effective Date and end on the one year anniversary of the Effective Date (the “Term”).
2.2    Renewal. Following the initial Term, this Agreement shall automatically and without further action by either Party be extended for additional one (1) year periods (each a “Renewal Term”), until terminated in accordance with Article 11.

2.3    Early Termination. Notwithstanding the foregoing, this Agreement may be terminated as provided in Section 11.
3.    PROPERTIES.
3.1    Properties Acquired Pursuant to Acquisition Agreement. Properties that Manager assists Owner to acquire pursuant to the Acquisition Agreement shall automatically become subject to this Agreement on the date when acquired by Owner.
3.2    Other Future Properties Acquired by Owner. From time to time hereafter, Master Servicer and Owner shall have the right at their sole option to cause additional single-family and other residential properties located within one or more Geographic Areas that are acquired by Owner but not acquired pursuant to the Acquisition Agreement to become Properties that are subject to the terms of this Agreement by written notice to Manager (an “Acquisition Notice”).
4.    MANAGER’S RESPONSIBILITIES.
4.1    Property Management Report. Manager shall promptly cause all Properties that become subject to this Agreement to be specifically identified and described by completing and delivering to the Data Room a “Property Management Report” in the form attached as Exhibit D, which may be revised from time to time. Each Property Management Report shall include, but shall not be limited to, information describing each Property, estimated annual income with corresponding components including: projected rent, vacancy, management fees, taxes, insurance, HOA dues, if applicable, repairs, maintenance and capital expenditures, if any, together with a projected annual net return on investment for such Property. Upon receipt of an Acquisition Notice, Manager shall promptly and diligently prepare the Property Management Report for the newly acquired Property and shall deliver the same to the Data Room for Master Servicer’s approval.
4.2    Management and Maintenance. Manager shall maintain and manage the Properties pursuant to the applicable Property Management Report and shall do so in full compliance with, and shall otherwise fully comply with, the Management Plan. Manager shall update the Property Management Report at least annually not less than thirty (30) days before submitting the proposed budget as provided below in Section 4.9. In the event of any conflict between this Agreement and the terms of the Property Management Report, this Agreement shall control.
4.3    Leasing. Manager shall use commercially reasonable efforts to keep the Properties leased pursuant to the rent projections set forth on the applicable Property Management Report and shall do so in full compliance with, and shall otherwise fully comply with, the Leasing Plan.
4.3.1    Lease and Leasing Forms. Manager shall lease the Properties using a lease form (each, a “Lease Form”) conforming to the Association of Realtors Residential Real Estate Lease Form for the state in which the Qualified Property is located (as an example, the form for the state of Arizona is attached as Exhibit E).

4.3.2    Lease Parameters. Manager shall negotiate leases in compliance with the Lease Parameters attached as Exhibit F which Master Servicer may revise from time to time in Master Servicer’s sole and absolute discretion (the “Lease Parameters”).
4.3.3    Authority. Subject to the terms of this Agreement, Manager is authorized to enter into Leases with Tenants.
4.4    Marketing.
4.4.1    Advertising. Manager shall use commercially reasonable efforts and advertising to attract, procure and retain Tenants at each of the Properties. Advertising may include signs on the Property if permitted by Legal Requirements, Multiple Listing Service (“MLS”) (if approved in advance by Master Servicer), craigslist.com ads, Back Page, Section 8 Housing lists, Military Housing publications, daily/weekly street signage and website and other internet marketing. If Master Servicer elects to allow one or more of the Properties to be advertised through MLS, Master Servicer authorizes Manager to install and use a lockbox on the Property containing the key to the Property.
4.4.2    Website. Manager shall maintain a website that advertises each of the Properties that is available for rent (the “Website”); provided, however, that all of the content of the Website that relates to the Properties shall be the property of Master Servicer.
4.4.3    Cooperation. Manager shall cooperate with outside brokers and agents in securing Tenants for the Properties.
4.5    Legal Proceedings and Legal Counsel. The selection of attorneys and related professionals and experts for the handling of legal matters that arise in the ordinary course of operating, managing or leasing the Properties, including collection and eviction proceedings and tort and contract claims litigation, shall be subject to Master Servicer’s prior approval. Legal action with respect to the Properties, Leases, or Tenants shall be undertaken in Owner’s name only provided, however, that Manager shall not commence any legal action except as follows: Manager may file unlawful detainer actions and actions to recover rent, late charges, insufficient fund charges and other amounts payable by a Tenant provided the amount in controversy does not exceed $3,000 and that the legal fees do not exceed $1,500 per controversy. Any such legal fees incurred by Manager (not to exceed $1,500) shall be considered “Operating Expenses” hereunder. No other actions may be filed by Manager without Master Servicer’s prior written consent. If any claim is asserted against Owner, Master Servicer or Manager arising out of a Lease, Manager shall notify Master Servicer as promptly as practicable.
4.6    Government Approvals/Rental Taxes. Manager shall timely secure such individual tax or business licenses in the name of Owner or Master Servicer as may be required for the rental of the Properties and shall register each Property with appropriate governmental authorities as a rental property to the extent required by Legal Requirements in the applicable Geographic Areas. Manager will make such filings and timely pay such taxes and fees as part of the Operating Expenses, and submit monthly sales tax forms with the appropriate governmental agency.
4.7    Cooperation With Financing and Sales Efforts. Manager and its Employees shall cooperate with and provide commercially reasonable transaction support to Owner and Master Servicer in connection with the financing, sale, or any other transfer or disposition of any or all of the Properties. Upon Master Servicer determining to finance, sell, or otherwise transfer or dispose of any or all of the Properties, Manager shall cooperate with Master Servicer’s sale personnel, Master Servicer’s finance personnel, any broker (other than Manager) engaged by Master Servicer with respect to the sale or financing, and any prospective lender or buyer, so that the respective activities of Manager, Master Servicer and Master Servicer’s sales and finance personnel and brokers shall be carried on with full cooperation. Without limiting the foregoing, Manager shall ensure that the Data Room and all files (digital and otherwise) related to the Properties are organized and up to date and available for review by potential buyers or lenders. Manager shall also prepare and verify income and expense proration data in such format as Master Servicer may require, and work with Master Servicer to verify any post-closing final prorations of such income and expenses after a sale. From time to time, upon written request by Master Servicer in connection with a sale or financing of any or all of the Properties, Manager shall certify to Master Servicer with respect to any and all matters for which Manager is responsible under this Agreement, including: (a) updated rent rolls, delinquency reports, operating statements, lists of service contracts and warranties, inventories of personal property and readily removable appliances, fixtures or furnishings at the Properties, lists of any alleged violations of Legal Requirements or terms and conditions contained in any leases, service contracts and other agreements required to be complied with by Master Servicer with respect to the Properties, lists of insurance claims, lists of any pending or threatened litigation, and any other information that Manager is required to maintain under this Agreement; (b) copies of all documents evidencing any of the foregoing; and (c) certifying to Master Servicer that such information and copies are true, correct and complete. Manager agrees that such cooperation by Manager is required of Manager in consideration of the compensation provided hereunder, and such cooperation shall not give rise to a claim by Manager for a commission or other compensation in connection with any such sale. Manager agrees that failure on its part to extend commercially reasonable cooperation to Master Servicer or any such broker or lender is a material default on its part under this Agreement and shall constitute cause for immediate termination of this Agreement. If Master Servicer sells a Property to a Tenant or to a person who was formerly a tenant at the Property during the Term of this Agreement, then at the closing of the sale and from the sales proceeds amounts shall be disbursed to Manager as described in the Letter Agreement.
4.8    Accounts.
4.8.1    Trust Deposit Account.  Subject to applicable local law, all funds received by Manager as a refundable security deposit (the “Security Deposits”) in connection with Leases shall be placed in trust for Master Servicer’s benefit into an interest-bearing account at a financial institution approved in advance by Master Servicer whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) and in a manner to indicate the custodial nature of such account (the “Trust Deposit Account”).  Interest earned on the Trust Deposit Account in excess of the related banking fees and charges that are incurred for the account shall be retained by

Manager.
4.8.2    Trust Operating Account. Subject to applicable local law, except for Security Deposits as provided above in Section 4.8.1, all Gross Collections shall be placed in trust for Master Servicer’s benefit into an interest-bearing account at a financial institution approved in advance by Master Servicer whose deposits are insured by the FDIC and in a manner to indicate the custodial nature of such account (the “Trust Operating Account”). Interest earned on the Trust Operating Account in excess of the related banking fees and charges that are incurred for the account shall be retained by Manager.
4.8.3    No Commingling. In no event shall any Security Deposits, any Gross Collections or any other funds of Master Servicer or Owner be commingled with Manager’s own funds or the funds of any other of Manager’s clients.
4.8.4    Access to Accounts. Master Servicer shall be given read-only access to the Trust Deposit Account and the Trust Operating Account. On the Effective Date, Manager will give the account number and access password to Master Servicer. Manager shall not thereafter change any account number or password without the prior written consent of Master Servicer, except in an Emergency when, in the opinion of Manager, the change is required in order to prevent unauthorized access to one or more of the accounts. In the event of such an Emergency, Manager shall notify Master Servicer immediately of the new account number and password and the reason for the change.
4.9    Budgets.
4.9.1    Initial Budget. For each Property that is acquired pursuant to the Acquisition Agreement, Manager will have prepared and Master Servicer will have approved the initial projected budget for the operation, maintenance, repair and leasing of each of the Properties (each, an “Initial Budget”), which Initial Budget shall be included in the applicable Property Management Report. As to other Properties acquired pursuant to Section 3.2, upon receipt of an Acquisition Notice, Manager shall promptly and diligently prepare an initial budget for the operation, maintenance, repair and leasing of each Property and shall submit it, along with the remainder of the information required in the applicable Property Management Report, to the Data Room for Master Servicer’s approval in accordance with Section 4.1 hereof.
4.9.2    Updated Budgets. On a monthly basis, Manager shall prepare and submit to Master Servicer for Master Servicer’s approval a proposed updated budget for the Properties. If Master Servicer disapproves of such proposed budget, Master Servicer shall provide Manager with specific reasons for Master Servicer’s disapproval within five (5) business days after receiving Manager’s proposed budget. In that event, Manager shall within five (5) business days provide an appropriately revised budget to Master Servicer. This process will continue until Master Servicer has approved the budget for the Properties for the next calendar year (each, an “Approved Budget”). Any Approved Budget shall be included in the applicable Property Management Report. If Master Servicer or Owner has not requested an updated budget or if a proposed updated budget has not yet been approved, Manager shall continue to operate on the basis of the Initial Budgets or the prior year’s Approved Budget (if there is one) until the new annual budget is approved.
4.10    Disbursements.
4.10.1    Requests for Funds. Manager may provide a written request to Master Servicer with respect to funding the Trust Operating Account for the ensuing month to the extent reasonably required, based upon the Gross Collections for the preceding month and the Initial Budgets or applicable Approved Budget. Manager’s request shall describe and document any request for funds in excess of those anticipated in the applicable budgets.
4.10.2    Operating Expenses. Manager shall pay all Operating Expenses on a timely basis from the funds in the Trust Operating Account; provided, however, that except as otherwise provided in the Initial Budget or the then-applicable Approved Budget, any maintenance or repair outlay estimated to cost more than $500.00 (or such higher figure as the Parties may mutually agree in writing) for an individual Property shall require the prior written approval of Master Servicer. This limitation shall not apply to Emergency repairs involving imminent danger to persons or property or expenditures required to avoid suspension of any necessary service in the event that Master Servicer is not readily available for consultation, but in any such event, Manager shall use prudent judgment regarding the same and shall promptly notify Master Servicer of all relevant facts as soon as reasonably practical after the occurrence of the event giving rise to such Emergency expenditure. In the event Master Servicer elects to have any payments made in a manner other than as herein provided, Master Servicer shall so notify Manager in writing.
4.10.3    Remittance to Master Servicer. Each month, after deducting all authorized Operating Expenses from the Gross Collections from the Properties for the immediately preceding calendar month, the net remaining amount of Gross Collections in excess of a reserve that includes at least $200 for each of the Properties shall be remitted by Manager to Master Servicer at the address specified herein or as Master Servicer may otherwise direct in writing. Such remittance shall be made no later than the tenth (10th) calendar day of each month.
4.11    Data Room and Reports. Manager shall cause the following statements, reports and documentation (collectively, the “Reports”) to be delivered to the Data Room at the time and in the form and manner referenced below:
4.11.1    Additional Properties. Promptly after any additional Property is acquired by Owner as provided in Article 3, Manager shall update the Data Room with the applicable Property Management Report for the Properties.
4.11.2    Rent Rolls. On or before the fifth (5th) calendar day of each month, Manager shall prepare and submit an up-to-date rent roll (“Rent Roll”) including a Tenant delinquency report and a vacancy report for the Properties as of the last day of the immediately preceding month, certified by Manager.
4.11.3    Periodic Inspections. Promptly after each inspection of a Property, Manager shall update the records in the Data Room regarding the condition of each Property.

4.11.4    Damage Reports. Manager shall promptly deliver to the Data Room each and every Damage Report (as defined in Section 7.5 hereof).
4.11.5    Claim Reports. Manager shall maintain a report that includes all information pertaining to any claims that may be made by a Tenant or any other Person arising out of the Properties relating to any injury, damage, loss, liability, cost, expense or other similar issues, of whether or not covered by insurance (the “Claims Report”); provided, however, that the Claims Report need not include claims of a de minimis nature as determined by Manager, in Manager’s reasonable discretion. For purposes of this section, any claim for less than $1,000 shall be deemed de minimis.
4.11.6    Account Reconciliations. Manager shall prepare and deliver to the Data Room a monthly reconciliation of the Trust Deposit Account and Trust Operating Account and all deposits, disbursements, fees and charges, fund balances and all related information (the “Account Reconciliations”). Manager shall deliver the reconciliation and supporting data to the Data Room not later than fifteen (15) calendar days following the end of each month.
4.11.7    Monthly Reports. Each month Manager shall prepare a monthly financial report containing a balance sheet, income statement and statement of cash flows as well as an income and expense report (on a form furnished or approved by Master Servicer and certified by Manager) that shows detail of all Gross Collections, all Operating Expenses for the Properties and Net Operating Income for the month (the “Monthly Report”). Manager shall also deliver supporting data, invoices or vouchers, as appropriate. The Monthly Report shall separately set forth data for both the current month and the year to date. Manager shall deliver the Monthly Report to the Data Room not later than five (5) calendar days following the end of each month and shall simultaneously also deliver to Master Servicer any supporting data, including a copy of the check register relating to expenditures for the Properties.
4.11.8    Annual Financial Reports. If requested by Master Servicer in writing at least ninety (90) days prior to any fiscal year end, Manager shall cause an annual financial report containing a balance sheet, income statement, statement of sources and uses of funds and any other reports requested by Master Servicer, to be prepared by a certified public accountant designated by Master Servicer (the “Annual Financial Report”). The report shall be certified by the preparer and delivered to Master Servicer within thirty (30) days following year end, or such other time period as agreed to by Master Servicer in writing. Compensation for the preparer’s services shall be paid by Owner as an Operating Expense.
4.11.9    Cooperation. Manager will cooperate with Master Servicer and its agents in reconciling any discrepancies found in statements and providing reasonably requested backup for income and expense items to satisfy Master Servicer’s accountants and administrators.
4.12    Filing of Tax and Other Returns and Reports. Manager shall timely prepare and file all returns and other documents required under the Federal Insurance Contributions Act (FICA) and the Federal Unemployment Tax Act, or any similar federal or state legislation, and all withholding tax returns required for Manager and its Employees and for contractors or material suppliers, including 1099s and W‑2s. Manager will timely pay all amounts required to be paid under the Federal Unemployment Tax Act, or any similar federal or state legislation, and all withholding taxes. Manager shall also timely prepare and file the following: (a) all payroll forms and reports concerning Employees; (b) workers’ compensation forms; (c) business and property tax forms; and (d) any applicable health, welfare or other forms.
4.13    Records. Manager shall organize and maintain accurate records of all of the information and data prepared by or utilized by Manager in the performance of its duties, including the following (collectively, the “Records”):
4.13.1    All Security Deposits, Gross Collections, Operating Expenses and Management Fees;
4.13.2    Each Initial Budget, proposed budget and Approved Budget and all related correspondence;
4.13.3    The Property Management Report;
4.13.4    The original of each Lease and Tenant application
4.13.5    The Rent Rolls;
4.13.6    The Monthly Reports and Annual Financial Reports;
4.13.7    Separate accounting records for each Property, reflecting its income and expenses;
4.13.8    The banking statements, Account Reconciliations and all back-up information (including proposals, invoices, receipts, etc.) for both the Trust Deposit Account and Trust Operating Account; and
4.13.9    Insurance policies, Claims Reports, Damage Reports and all correspondence and activities with respect thereto.
4.13.10    All such Records shall be maintained at Manager’s office located at 14601 27th Avenue North, Suite 102, Plymouth, MN, 55447, and in the Data Room. If the location of Manager’s office changes, then Manager shall provide written notice to Master Servicer as promptly as practicable. The Records at Manager’s office shall be open for inspection by Master Servicer at all reasonable times. Manager shall keep safe and intact all such Records for a period of three (3) years after the date of submission of the annual financial report to which such records pertain. Master Servicer reserves the right to have an audit made of all Records, wherever located. Subject to the remainder of this subsection 4.13.11, the cost of such audit shall be paid for by Master Servicer. If an Annual Financial Report is found to be incorrect by such audit by an amount in excess of two percent (2%) of the average gross monthly collections for the period covered by the audit, then the Party economically advantaged by such discrepancy shall pay the costs of such audit and shall reimburse the Party economically disadvantaged by such discrepancy the entire amount of such discrepancy as promptly as practicable. If pursuant to the preceding sentence Manager is the Party economically advantaged by such discrepancy, and Manager fails to reimburse Master Servicer for the costs of the audit and such discrepancy within ten (10) days after Master Servicer’s demand therefor, the amount shall be offset against any compensation payable to Manager pursuant to this Agreement. No annual financial report submitted to Master Servicer by Manager shall be deemed to be final and correct until the expiration of the aforesaid three (3) year period. The provisions of this Section shall survive any termination of this Agreement.
4.13.11    Compliance With Laws. Notwithstanding Manager’s obligations to cause each of the Properties to comply with all Legal Requirements, Manager shall not take any such action if Master Servicer has notified Manager that Master Servicer is contesting or has affirmed its intention to contest and promptly institute proceedings contesting such Legal Requirements, unless failure to comply promptly with any such Legal Requirements would expose Manager to civil and/or criminal liability.
4.13.12    Other Forms of Compensation Prohibited. Manager agrees that its compensation as described in Section 5.2 below is to be paid in consideration of all services to be rendered pursuant to the terms of this Agreement by Manager, except as otherwise set forth in the Letter Agreement. Expenses related to Manager’s Employees or to Manager’s office overhead (including marketing expenses as contemplated in Section 4.4), whether or not allocable to services rendered in the management of Properties, are not to be an Operating Expense of the Properties. All rebates, discounts or commissions collected by Manager, or credited to Manager’s use, that relate to the purchasing of supplies or to the rendering of services for the Properties, shall be for the benefit of Owner, other than de minimis discounts for bulk purchases or handling charges. Manager shall not collect or charge any undisclosed fee, rebate or discount in connection with the management or leasing of the Properties.
4.13.13    Inspections of Properties. Manager shall cooperate with Master Servicer and Master Servicer’s representatives in order to allow them to inspect the Properties at all reasonable times.
5.    OWNER’S RESPONSIBILITIES.
5.1    Funding of Trust Operating Account. Master Servicer shall at all times respond promptly to Manager’s requests for funds pursuant to Section 4.10.1 and cause to be maintained sufficient funds in the Trust Operating Account to enable Manager to pay all Operating Expenses in a timely manner in accordance with the then-applicable Initial Budget or Approved Budget. In instances where Manager provides at least seven (7) days prior written notification that Gross Collections will be insufficient or will not be received in time to satisfy this requirement, Master Servicer shall timely provide Manager with the necessary funds.
5.2    Compensation. Commencing on the Effective Date, Master Servicer shall pay Manager compensation identified as Management Fees, Lease Fees, Maintenance Fees, Rehabilitation Oversight Fees and Termination Fees, as provided in the Letter Agreement and as defined therein. Manager shall be entitled to deduct all Management Fees, Lease Fees, and Maintenance Fees for the immediately preceding calendar month from the Trust Operating Account. The Monthly Report delivered pursuant to Section 4.11.7 shall include Manager’s calculation of each of those identified fees for the immediately preceding calendar month, along with such calculations, accounting records and financial statements sufficient to allow Master Servicer to verify Manager’s calculation of such fees for such calendar month (as determined in Master Servicers’ sole discretion). If Master Servicer determines that Master Servicer has paid fees to Manager in excess of the amounts required under the Letter Agreement, Manager shall reimburse any such excess amounts to Master Servicer within five (5) business days after receipt of Master Servicer’s written request for such excess amounts, which written request shall be accompanied by reasonable proof of such excess amounts. Master Servicer shall pay Termination Fees in the manner contemplated in the Letter Agreement.
5.3    Income Tax Returns. Each of Master Servicer and Owner shall be responsible for preparing its own income tax returns. Notwithstanding the foregoing, Manager agrees that the Records and Reports furnished to Master Servicer by Manager under this Agreement shall set forth all required data as to Operating Expenses and income and shall be otherwise sufficient for the preparation of Master Servicer’s and Owner’s income tax returns.
6.    NO DISCRIMINATION.
Master Servicer and Manager acknowledge it is unlawful to discriminate in the leasing of any of the Properties based upon any discrimination that is prohibited by applicable law. Manager and its Employees and Affiliates shall not permit any discrimination against or segregation of any person or group of persons on account of age, race, color, religion, creed, handicap, sex or national origin in the leasing or occupancy of the Properties, the selection or location of the Properties, the number of residents or the use of any services or amenities offered by Manager or its Affiliates; nor shall Manager allow any such discrimination in its employment practices.
7.    INSURANCE AND INDEMNITY.
7.1    Carried by Manager. Manager shall at all times obtain and keep in force, at no expense to Master Servicer or Owner, the following policies of insurance with respect to the Properties:
7.1.1    a commercial general liability policy of insurance protecting Manager, Master Servicer and Owner against claims and damages, including punitive damages, for bodily injury, property damage and personal injury, based upon or arising out of the ownership, use, occupancy or maintenance of the Properties and all areas appurtenant thereto, to the extent arising out of an act or omission of Manager. Such insurance shall be on an occurrence basis providing single limit coverage in an amount at limits of not less than Ten Million Dollars ($10,000,000) per occurrence, with no aggregate limit;
7.1.2    statutory workers’ compensation and employers’ liability insurance with minimum limits of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 per policy limit, covering all of Manager’s Employees;
7.1.3    umbrella liability insurance with minimum limits of $10,000,000 per occurrence with a $10,000,000 aggregate. The coverage shall not be more restrictive than the primary general liability policy;
7.1.4    a fidelity bond or crime insurance including employee dishonesty coverage with minimum limits of $1,000,000; and
7.1.5    professional liability or errors and omissions insurance with minimum limits of at least $5,000,000 per occurrence, with a $5,000,000 aggregate limit, including expense coverage for data or cyber breach of personal data (such as social security numbers or credit card information), and with a minimum five (5) year extended reporting period.
Deductibles shall be subject to Master Servicer’s approval, in its sole and absolute discretion. The limits of the foregoing insurance shall not limit the liability of Manager nor relieve Manager of any obligation hereunder. All insurance carried by Manager shall be primary to and not contributory with any similar insurance carried by Master Servicer or Owner, whose insurance shall be considered excess insurance only. Manager shall name Master Servicer and Owner and their respective directors, officers, members, managers, employees, and agents as named or additional insureds on the commercial general liability and umbrella liability policies; and name Master Servicer and Owner as Loss Payee on the crime insurance policy. Manager shall not do or permit to be done anything that invalidates the required insurance policies. Manager shall deliver to Master Servicer certified copies of all policies of insurance or certificates evidencing the existence and amounts of the required insurance within ten (10) days following the execution of this Agreement. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Master Servicer. Manager shall, at least thirty (30) days prior to the expiration of such policies, furnish Master Servicer with evidence of renewals or “insurance binders” evidencing renewal thereof. The cost of Manager’s insurance hereunder shall not be included in Operating Expenses. Master Servicer may at its option obtain any insurance required by this Section 7.1 and deduct the cost thereof from Manager’s fees hereunder, and may terminate this Agreement upon notice to Manager if Manager does not timely provide to Master Servicer the evidence of insurance required hereunder.
7.2    Contractors. Other than for services provided by a “handyman” costing less than $1,000, or such other amount as may be specified in Legal Requirements of the applicable Geographic Area pursuant to which a licensed contractor would not be required to perform work, Manager shall require all contractors providing services to the Properties to maintain workers’ compensation and other insurance required by Legal Requirements at all times in accordance with this Agreement, including a commercial general liability policy of insurance protecting Manager, Master Servicer and Owner against claims based upon or arising out of the acts or omissions of the contractor in connection with work performed on the Properties, which shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence. Manager shall deliver to the Data Room evidence that such insurance policies are valid and in effect prior to a contractor beginning work on any of the Properties.

7.3    Insurance Policies. The insurance policies required under this Agreement shall contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a fire. The policies shall not contain any intra-insured exclusions as between insured persons or organizations. The policies required herein shall be issued by companies duly licensed or admitted to transact business in the state where the Properties are located, and maintaining during the policy term a “General Policyholders Rating”, as set forth in the most current issue of AM Best’s Insurance Guide, of A/VII or higher. In the event of a rating downgrade below the required minimum level, Manager shall immediately replace the policy with a carrier that has the agreed-upon minimum rating.
7.4    Waiver of Subrogation. Manager shall request its respective insurance carriers to waive any right to subrogation that such companies may have against Owner, Master Servicer or Manager, as the case may be, so long as the insurance is not invalidated thereby.
7.5    Damage. Manager shall promptly investigate and make a full timely written report to Master Servicer and the applicable insurance carrier(s) of all damage or destruction to the Properties and all accidents or claims for damages relating to the ownership, operation or maintenance of the Properties (each, a “Damage Report”). Each Damage Report shall include the estimated cost of repair and replacement, including bids for such repair and replacement. Manager shall also cooperate with and make any reports or satisfy any other requirements of the insurance policy or policies covering a loss or claim. Notwithstanding the foregoing, the Damage Report need not include claims for damages of a de minimis nature as determined by Manager, in Manager’s reasonable discretion. For purposes of this Section 7.5, any claim or damage totaling less than $1,000 shall be deemed de minimis.
7.6    Indemnity by Manager. Manager shall, to the full extent permitted by applicable law, indemnify, defend (with counsel reasonably acceptable to Master Servicer) and hold harmless Master Servicer, Owner and their respective Affiliates, managers, members, certificate holders, partners, shareholders, directors, officers, employees and agents for, from and against any and all claims, liabilities, losses, damages, costs and expenses (including all costs and reasonable attorneys’ fees, late fees, interest and penalties) (collectively, “Liabilities”) arising from the gross negligence or intentional misconduct of Manager or any of its Employees in connection with the management and leasing of the Properties. The provisions of this Section 7.6 shall survive the expiration or termination of this Agreement.
7.7    Indemnity by Master Servicer. Master Servicer shall, to the full extent permitted by applicable law, indemnify, defend (with counsel reasonably acceptable to Manager) and hold harmless Manager and its Affiliates, managers, members, certificate holders, partners, shareholders, directors, officers, employees and agents for, from and against any and all Liabilities arising as a direct result of Manager’s management of the Properties and performance of Manager’s duties under this Agreement, except to the extent arising as a result of: (a) any material breach by Manager of this Agreement or the terms of any Lease; (b) the failure of Manager or any of its Employees to comply with Legal Requirements; (c) the gross negligence or intentional misconduct of Manager or any of its Employees in connection with the management and leasing of the Properties; or (d) any Liabilities incurred by or asserted by Manager’s Employees that are solely related to their employment by Manager.
8.    REPRESENTATIONS AND WARRANTIES.
8.1    Representations, Warranties and Covenants of Manager. Manager covenants, represents and warrants to Master Servicer as of the Effective Date and any date a Property becomes subject to this Agreement:
8.1.1    Due Organization and Authorization. Manager is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Manager has full power to enter into this Agreement; the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Manager; and this Agreement, when executed and delivered by the Parties, shall be the valid and binding obligation of Manager.
8.1.2    No Conflicts. Manager has delivered to Master Servicer a certified copy of its formation documents or certificate thereof together with a resolution authorizing Manager to enter into this Agreement. The execution, delivery and performance of this Agreement by Manager shall not: (a) conflict with or result in a breach of any provision of its certificate of formation or operating agreement; (b) cause a default under any agreement to which Manager is a Party or by which any of its assets may be bound; or (c) require any consent or approval that has not been obtained or at the appropriate time shall not have been obtained.
8.1.3    Litigation. There is no pending, or, to the knowledge of Manager, threatened, claim or litigation, arbitration proceeding, or action of any kind against Manager, the outcome of which could have a material adverse effect on the financial position, results of operations, or business of Manager, taken as a whole, or which could question the validity of this Agreement.
8.1.4    Licenses. Manager and its Employees possess all licenses and permits under the laws of the state in which the Properties are located as are necessary for them to perform their respective duties set forth in this Agreement, and all such licenses and permits are in good standing.
8.1.5    Financial Success. Manager has not relied on any historical financial statement of the Properties, or any projection of earnings or any statements as to the possibility of future success or other similar matter that may have been delivered or made available to Manager, and Manager understands that neither Master Servicer nor Owner makes or has made any guarantee as to the future financial success of the Properties.
8.2    No Master Servicer or Owner Warranties or Representations as to the Properties. Manager acknowledges and agrees that neither Master Servicer nor Owner has made, nor shall Master Servicer nor Owner be deemed to have made, any warranty or representation, express or implied, with respect to any of the Properties, including any warranty or representation as to: (a) its fitness, design or condition for any particular use or purpose; (b) the quality of the material or workmanship therein; (c) the existence of any defect, latent or patent; (d) compliance with specifications; (e) quality; (f) durability; (g) operation; (h) the existence of any Hazardous Materials or hazardous condition or hazardous activity; or (i) compliance of the Properties with any law. In the event of any defect or deficiency in the Properties of any nature, whether latent or patent, neither Master Servicer nor Owner shall have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Section 8.2 have been negotiated and are intended to be a complete exclusion and negation of any warranty by Master Servicer or Owner, express or implied, with respect to the Properties, arising pursuant to any law now or hereafter in effect or arising otherwise.
8.3    Representations and Warranties of Master Servicer. Master Servicer represents and warrants to Manager as follows:
8.3.1    Authorization. Master Servicer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Master Servicer has full power to enter into this Agreement, the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Master Servicer, and this Agreement, when executed and delivered by the Parties, shall be the valid and binding obligation of Master Servicer.
8.3.2    No Conflicts. The execution, delivery and performance of, this Agreement by Master Servicer shall not: (a) conflict with or result in a breach of any provision of its formation or constituent documents; or (b) cause a default under any agreement to which Master Servicer is a Party or by which any of its assets may be bound or (c) require any consent or approval that has not been obtained or at the appropriate time shall not have been obtained.
8.3.3    Litigation. There is no pending, or, to the knowledge of Master Servicer, threatened, claim or litigation, arbitration proceeding, or action of any kind against Master Servicer, the outcome of which could have a material adverse effect on the financial position, results of operations, or business of Master Servicer or the Properties taken as a whole, or which could question the validity of this Agreement.
9.    CONFIDENTIALITY.
Manager acknowledges that in connection with performing services for Master Servicer under this Agreement, Manager will have access to Confidential Information, which is the proprietary and non-public information of Master Servicer, Master Servicer’s parent company, Two Harbors Investment Corp. (“Parent Company”), or both Master Servicer and Parent Company. Manager will shall exercise reasonable commercial efforts to protect the confidentiality of all of the Confidential Information and agrees to restrict access to the Confidential Information to those Employees, agents, advisors or representatives who have a need to know the Confidential Information in order for Manager to fulfill its obligations under this Agreement and who have been advised of the confidential and proprietary nature of the Confidential Information (the “Authorized Professionals”). Manager shall use reasonable commercial efforts to prevent unauthorized disclosure or use of the Confidential Information and acknowledges and agrees that it shall be responsible for its failure or the failure by any of its Authorized Professionals to adhere to the provisions of this Article 9. Manager further agrees to reimburse, indemnify and hold harmless Master Servicer, Parent Company and their officers, directors, employees, agents and Affiliates from any Liability incurred as a result of the use of Confidential Information by Manager or its Authorized Professionals in a manner contrary to this Article 9. Manager understands and acknowledges and will inform its Authorized Professionals that Parent Company is a public company, and that the securities laws of the United States (as well as applicable stock exchange regulations) prohibit any Person who has material, non-public information concerning Parent Company from purchasing or selling Parent Company’s securities when in possession of such information and from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. The provisions of this Article 9 shall survive any termination of this Agreement.
10.    NON-EXCLUSIVITY.
Manager agrees that Master Servicer and Owner shall be entitled to engage other Persons to operate, repair, maintain, manage and lease other single-family and other residential properties, including properties within the Geographic Areas; provided, however that Master Servicer or Owner, as applicable, shall notify Manager of any such activities within the Geographic Areas.
Manager shall be entitled from time to time to operate, repair, maintain, manage and lease single-family and other residential properties within the Geographic Areas on behalf of Persons other than Master Servicer and Owner; provided that Manager shall comply with all of its duties and obligations set forth in this Agreement. If Manager shall at any time have reason to believe that there is a conflict between its duties and obligations to Master Servicer and its duties and obligations to any other Person, Manager shall notify Master Servicer immediately.
The Parties affirmatively acknowledge and agree that Manager will be executing an agreement substantially comparable to this Agreement with Provident Real Estate Advisors LLC, a Minnesota limited liability company (the “Provident Property Management Agreement”) and that the Parties’ expectation is that Manager’s fulfillment of its obligations under the Provident Property Management Agreement will require Manager to perform substantially comparable services to the Services. Therefore, notwithstanding anything in this Agreement which may suggest to the contrary, Master Servicer agrees that Manager’s rendering of services under the Provident Property Management Agreement will not, on its face, constitute or create any conflict between Manager’s duties and obligations to Master Servicer under this Agreement; provided, however, that (i) Manager agrees to act in good faith to represent and treat substantially equally all of its clients, including Master Servicer and Provident Real Estate Advisors LLC, in rendering the Services; and provided further, that, (ii) upon Master Servicer’s reasonable request, Manager agrees to provide such data and reports evidencing performance data by client (whose identity may be withheld) and Geographic Area, including vacancy rates, turnover rates, average lease terms, etc. For the avoidance of any confusion, the parties agree that the agreements of Manager in items (i) and (ii) above shall be deemed “material” obligations of Manager for all purposes hereunder, including Section 11.3(h) of this Agreement.

11.    TERMINATION.
11.1    Termination.
11.1.1    Voluntary Termination. Manager may terminate this Agreement at any time during the Term or any Renewal Term upon ninety (90) days written notice to Master Servicer. Master Servicer may elect to terminate this Agreement at any time during the Term upon ninety (90) days written notice to Manager (such election, a “Voluntary Termination”). If Master Servicer exercises such Voluntary Termination right, then except as provided in Section 11.3, Manager shall be entitled to compensation as provided in the Letter Agreement.
11.1.2    Non-Renewal. Master Service may elect not to renew this Agreement pursuant to Section 1.2 hereof by providing Manager with written notice at least ninety (90) days prior to the end of any Term or Renewal Term (such election, a “Non-Renewal”). If Master Servicer exercises such Non-Renewal right, then Manager shall be entitled to compensation as provided in the Letter Agreement.
11.2    Effect of Dispositions. Notwithstanding anything to the contrary in this Agreement, at the option of Master Servicer, this Agreement shall automatically and immediately terminate with respect to any Property upon the sale or other disposition of that Property. In the event that one or more of the Properties (but less than all) is sold or otherwise disposed of during a month, the Management Fee shall be prorated based upon the Gross Collections applicable to such Property or Properties prorated through the date of disposition and compensation as provided in the Letter Agreement.
11.3    Termination for Cause Without Prior Notice. In addition to all other rights, remedies and recourses available by law, the occurrence of any of the following items shall permit, at Master Servicer’s option, an immediate termination of this Agreement by written notice with no Management Fee earned beyond the termination date (the occurrence of any of which shall constitute “Cause”): (a) dissolution or termination of the limited liability company existence of Manager (including by reason of merger, consolidation, reorganization, reconstitution or otherwise without Master Servicer’s prior written consent); (b) change in the identity of the majority equity member of Manager; (c) termination or suspension of any of Manager’s licenses required to perform the Services pursuant to Legal Requirements; (d) cessation on Manager’s part to continue to do business; (e) bankruptcy, insolvency, or assignment for the benefit of creditors of Manager; (f) appointment of a receiver, liquidator or trustee of Manager by court order; (g) gross negligence, intentional misconduct or fraud in the performance of Manager’s duties and obligations under this Agreement; (h) any breach of any material representation, warranty or covenant of Manager hereunder; (i) conviction of any Senior Executive on any criminal charge related to fraud or related to the type of Services provided hereunder; or (j) a final non-appealable determination against Manager or any of its Employees of any civil action or investigation by any licensing board or other governmental or quasi-governmental entity which would materially impair Manager’s ability to provide Services hereunder. Additionally and without limiting the foregoing, if any Senior Executive has been indicted or arrested on any criminal charge related to fraud or related to the type of Services provided hereunder and which, if prosecuted to conviction, would materially impair Manager’s ability to provide Services hereunder, then Master Servicer, at its option, may immediately terminate this Agreement by written notice to Manager, and shall have no obligation to continue using Manager to provide the Services, but Manager shall remain entitled to receive such compensation as would have been payable to Manager had such termination by Master Servicer been done in accordance with Section 11.1.1 of this Agreement.
11.4    Effect of Termination. On termination or expiration of this Agreement, Master Servicer and Manager agree as follows:
11.4.1    Manager shall deliver to Master Servicer as quickly as reasonably practical but in any event within ten (10) days following the termination date of this Agreement all original Records relating to the (including all electronic or digital records and all of the content of the website that relates to the Properties). Manager must (a) make such delivery via one or more electronic formats utilizing technology that is then available to Manager at no additional cost to Manager (unless such cost is borne in full by Service Provider) and that will allow Master Servicer to continue to use the materials to the same degree of functionality as Manager using comparable technology, and (b) provide each original record in hard copy format as Master Servicer may request at Master Servicer’s expense. Manager may retain copies of any transferred records at its own expense which will remain subject to the confidentiality provisions of Article 9 of this Agreement.
11.4.2    Manager shall deliver to Master Servicer as quickly as reasonably practical but in any event within five (5) days following the termination date of this Agreement all keys to the Properties and all other items of personal property owned by Owner and in Manager’s possession.
11.4.3    Manager shall have no further access to the Data Room, nor the right to withdraw any amount from the Trust Deposit Account or Trust Operating Account.
11.4.4    Manager shall cooperate in transferring the Trust Deposit Account and Trust Operating Account, as directed by Master Servicer, except as otherwise required under the applicable landlord/tenant or similar laws of the Geographic Areas.
11.4.5    Any payments for Master Servicer or Owner’s account received by Manager following expiration of this Agreement shall forthwith be forwarded to Master Servicer.
11.4.6    Manager shall immediately transfer control of any pending litigation against Tenants or former Tenants to Master Servicer or its designee.
11.4.7    Manager shall, within thirty (30) days of such termination (and, in the event of a disposition of the Properties, on or before the deadline set forth in the applicable sale contract), deliver a final accounting reflecting the balance of income and expenses for the Properties as of the date of termination.
11.4.8    Manager’s right to compensation shall immediately cease upon the effective date of the termination and shall be prorated through that date.
11.4.9    The limited agency relationship created under this Agreement shall cease, and thereafter Manager shall have no further right or authority to act for or on behalf of Owner or Master Servicer.
11.4.10    Each Party shall, after the expiration or termination hereof, make any information pertaining to this Agreement reasonably available to the requesting Party if needed for any bona fide accounting or tax-related purpose.
12.    NOTICES.
12.1    Notice of Legal Proceedings. If either Party becomes aware of any action, suit, investigation or other proceeding (at law or in equity or before any governmental authority) that may affect Manager, any of the Properties or this Agreement, then such Party shall promptly provide the other Party with written notice thereof.
12.2    Notice of Certain Defaults. If either Party becomes aware of any breach of, or default under, any contract, agreement or other instrument, which breach or default adversely affects or could reasonably be expected to adversely affect the Properties or this Agreement, then such Party shall promptly provide the other Party with written notice thereof.
12.3    Notices to Parties. All notices, waivers, demands, requests or other communications required or permitted by this Agreement (sometimes collectively referred to herein as “Notices”), to be effective, shall be in writing, properly addressed to the address specified below, and shall be given: (a) by personal delivery; (b) by established overnight commercial courier with delivery charges prepaid or duly charged; (c) by registered or certified mail, return receipt requested, first class postage prepaid; or (d) by facsimile transmission, to the address specified below.

If to Master Servicer:	Two Harbors Property Investment LLC Brad Farrell
Chief Financial Officer
601 Carlson Parkway, Suite 150
Minnetonka, MN 55305

With a copy to:	Two Harbors Investment Corp. Rebecca B. Sandberg, Senior Counsel 601 Carlson Parkway, Suite 150 Minnetonka, MN 55305

and:	Jonathan T. Brohard
Polsinelli Shughart PC
One East Washington, Suite 1200
Phoenix, AZ 85004

If to Manager:	Silver Bay Property Management LLC Attention: Irvin R. Kessler 14601 27th Avenue North, Suite 102 Plymouth, MN 55447

With a copy to:	Andrew J. Ritten Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South 7th Street Minneapolis, MN 55402

Notices delivered by personal delivery shall be deemed to have been given upon tender to a natural person at the address shown. Notices delivered by overnight courier shall be deemed to have been given the next business day after delivery to such overnight commercial courier. Notices delivered by mail shall be deemed to have been given on the third day after deposit into the United States Postal System. Notices delivered by facsimile transmission shall be deemed to have been given upon confirmation of transmission to the correct telecopy phone number of the intended recipient. Either Party may change its address for notices by giving notice to the other Party as provided herein.
13.    LIMITATION ON RECOURSE.
13.1    Limits of Recourse by Manager. Manager agrees to look solely to Master Servicer for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, obligations or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against Owner, Master Servicer’s Affiliates or any of Owner’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the duties and obligations contemplated hereby.
13.2    Limits of Recourse by Master Servicer. Master Servicer agrees to look solely to Manager for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, obligations or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Manager’s members or Affiliates thereof with respect to any matters arising out of or in connection with this Agreement or the duties and obligations contemplated hereby.
14.    POWER OF ATTORNEY.
To the extent herein specified, Master Servicer grants a Special Power of Attorney to Manager with limited powers as provided below and authorizes Manager to act as Master Servicer’s Attorney in Fact in relation to the Properties: (a) to make contracts for any and all utilities including electricity, gas, water, waste management, etc.; (b) to put these services in place in the Master Servicer’s name (until a Tenant takes occupancy of the pertinent Property) with billing delivered to Manager; (c) to obtain utility account information for the Properties; (d) to communicate and act on Master Servicer’s behalf with respect to all HOA matters; (e) to obtain any and all required sales tax licenses relative to the rents to be collected from the Properties; (f) to engage and terminate tenancies using the Lease Form; (g) to deliver to Tenants all notices required by all landlord/tenant laws in the applicable Geographic Areas; and (h) to prosecute, release, settle and otherwise pursue all legal actions in strict accordance with Section 4.5 hereof.
15.    DISPUTE RESOLUTION.
15.1    Exclusions. The provisions of this Article 15 shall not apply to any controversy, claim or dispute of whatever nature arising out of the termination of this Agreement.
15.2    Negotiations.
15.2.1    Subject to Section 15.1, the Parties shall attempt in good faith to resolve any other controversy, claim or dispute of whatever nature arising between the Parties, including those arising out of or relating to this Agreement or the construction, interpretation, performance or breach of this Agreement, (a “Dispute”), promptly by negotiation between executives who have authority to settle the Dispute (“Senior Party Representatives”).
15.2.2    Either Party may give the other Party written notice (a “Dispute Notice”) of any Dispute that has not been resolved in the normal course of business. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include:
a.    A statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position; and
b.    The name and title of such Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Parties will attempt to settle the Dispute.
15.2.3    Within thirty (30) days after delivery of the Dispute Notice, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and then as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other will be honored.
15.2.4    If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the Parties fail to meet within thirty (30) days after delivery of the Dispute Notice as above provided, either Party may initiate mediation of the Dispute as provided below.
15.2.5    All negotiations under this Section 15.2 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of those negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.
15.3    Mediation.
15.3.1    If the Dispute has not been resolved by negotiation as above provided, the Parties shall make a good faith attempt to settle the Dispute by mediation under the provisions of this Section 15.2 before resorting to arbitration, litigation or any other dispute resolution procedure.
15.3.2    Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “AAA”) then in effect by a mediator who:
a.    Has the qualifications and experience set forth in Section 15.3.3; and
b.    Is selected as provided in Section 15.3.4.
15.3.3    Unless the Parties agree otherwise, the mediator shall be a neutral and impartial lawyer with excellent academic and professional credentials:
a.    Who is or has been a partner in a highly respected law firm for at least fifteen (15) years as a practicing attorney specializing in either general commercial litigation or general corporate and commercial matters; and
b.    Who has had both training and experience as a mediator and who has successfully mediated at least ten (10) cases.
15.3.4    Either Party (the “Initiating Party”) may initiate mediation of the Dispute by giving the other Party (the “Recipient Party”) written notice (a “Mediation Notice”) setting forth a list of the names and resumes of qualifications and experience of three impartial persons who the Initiating Party believes would be qualified as a mediator under Section 15.3.3. Within 15 days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the “Counter-Notice”) to the Initiating Party in which the Recipient Party may designate a person to serve as ‘the mediator from among the three persons listed by the Initiating Party in the Mediation Notice (in which event that designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice should list the names and resumes of three impartial persons who the Recipient Party believes would be qualified as a mediator under the provisions of Section 15.3.3. Within ten (10) days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three persons listed by the Recipient Party in the Counter-Notice (in which event that designated person shall be the mediator). If the Parties cannot agree on a mediator from the three impartial nominees submitted by each Party, each Party shall strike two names from the other party’s list, and the two remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in Section 15.3.3. If they are unable to agree, the mediator will be selected by the President of the Minnesota State Bar Association.

15.3.5    Within thirty (30) days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each Party representative attending that mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at that mediation session or at any mutually agreed continuation of that mediation session, either Party may give the other and the mediator a written notice declaring the mediation process at an end, in which event the Dispute may be resolved by arbitration, litigation or any other dispute resolution procedure.
15.3.6    All conferences and discussions that occur in connection with the mediation conducted under this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, that is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.
16.    MISCELLANEOUS.
16.1    Master Servicer’s Consent or Approval. Except as otherwise expressly provided in this Agreement, whenever this Agreement provides for the consent or approval of Master Servicer, such consent may be granted or withheld in Master Servicer’s sole and absolute discretion (but a decision must be provided as soon as reasonably practicable), and shall not be effective or binding upon Master Servicer unless in writing.
16.2    Construction/Interpretation. The titles of Articles, Sections, paragraphs and Exhibits in this Agreement are so used only for convenience in locating various provisions of this Agreement and shall not be deemed to affect the interpretation or construction of such provisions. References to Articles, Sections, paragraphs and Exhibits are, unless specified otherwise, references to articles, sections, paragraphs and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”
16.3    Relationship of the Parties. The relationship of Manager to Master Servicer is that of an agent with limited authority as described herein and otherwise, as an independent contractor, and it is not that of an employee, partner or joint venturer.
16.4    Ambiguities Not to be Construed Against Drafting Party. The doctrine that any ambiguity contained in a contract shall be construed against the Party whose counsel has drafted the contract is expressly waived by each of the Parties with respect to this Agreement.
16.5    Time of Essence. Time is of the essence in this Agreement.
16.6    Force Majeure. If either Party is delayed or prevented from fulfilling any obligations (other than an obligation to pay money) under this Agreement by any Force Majeure Event, then such Party shall not be liable under this Agreement for such delay or failure, provided that such

Party shall: (a) notify the other Party in writing not more than ten (10) business days after the occurrence of such Force Majeure Event; and (b) use reasonable efforts to mitigate the effect of such event.
16.7    Interest on Overdue Sums. Except as otherwise expressly provided in this Agreement, if either Party fails to pay, when due, to the other Party any sum payable to the latter under this Agreement, then the defaulting Party shall, without notice to or demand upon it, be liable to the non-defaulting Party for the payment of such sum together with interest thereon at the rate per annum equal to the lesser of: (a) the Prime Rate plus four percent (4%); or (b) the maximum rate of interest allowed by law from the date when such sum becomes due to the date of actual payment.
16.8    No Assignment; Successors. Except with the prior written consent of Master Servicer, Manager may not assign its rights or obligations hereunder, by operation of law or otherwise. Except with the prior written consent of Manager, which shall not be unreasonably withheld or delayed, Master Servicer may not assign its rights or obligations hereunder, by operation of law or otherwise; provided, however, that Master Servicer may, without Manager’s prior consent, assign its rights or obligations hereunder to any entity which controls, is controlled by or is under common control with Master Servicer. This Agreement shall be for the benefit of and binding upon the permitted heirs, successors and assigns of the Parties.
16.9    Waiver of Trial by Jury. MASTER SERVICER AND MANAGER, WITH ADVICE OF LEGAL COUNSEL OF THEIR CHOICE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CAUSE OF ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PROPERTIES OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACCOUNTS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF MASTER SERVICER AND MANAGER ENTERING INTO THIS AGREEMENT.
16.10    Counterparts; Electronic Signatures. This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument. Signatures delivered by facsimile or by portable document format via electronic email shall be acceptable as original signatures.
16.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to the choice of laws and conflicts of law rules and principles of such state.
16.12    Venue. Manager hereby agrees that all actions or proceedings initiated by Manager and arising directly or indirectly out of this Agreement shall be litigated in the Hennepin County District Court, Minneapolis, Minnesota, or at Master Servicer’s election in the Federal District Court for the District of Minnesota. Manager hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by Master Servicer in such court.

The exclusive choice of forum for Borrower set forth in this Section 16.12 shall not be deemed to preclude the enforcement, by Master Servicer, of any judgment obtained in any other forum or the taking, by Master Servicer, of any action to enforce the same in any other appropriate jurisdiction, and Manager hereby waives the right, if any, to collaterally attack any such judgment or action.
16.13    Recitals. The Recitals on page 1 of this Agreement are incorporated herein as part of this Agreement, and the Parties agree that they are true and correct.
16.14    Modification. This Agreement may not be modified or amended except by a written agreement executed by both Parties and only to the extent set forth therein.
16.15    Severability. If any Article, Section, paragraph, sentence, clause or phrase contained in this Agreement becomes or is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining Articles, Sections, paragraphs, sentences, clauses or phrases contained in this Agreement shall not thereby be construed to also be illegal, null and void or against public policy.
16.16    No Third Party Beneficiaries. This Agreement creates rights in favor of Master Servicer, Owner, Manager and Parent Company only, and shall not be construed as creating any rights enforceable by any other Person.
16.17    Subordination and Attornment. Manager agrees that the lien, operation and effect of any mortgage, deed of trust or other security device in place on the Properties, including any financing arrangements secured by equity pledges of Owner, and the beneficiary’s right to payment under the loan documents in connection therewith shall be superior to and shall have priority over this Agreement as well as any claim, security interest or right to payment of Manager arising out of or in any way connected with the Services. In furtherance of the foregoing, Manager hereby fully and completely subordinates to the lien, operation and effect of, such beneficiary’s right to payment under such loan documents the following: (a) its rights under this Agreement; (b) any claim or security interest Manager may now or hereafter have against the Properties and/or the rents, issues, profits and income therefrom; and (c) any right to payment of Manager arising out of or in any way connected with its services performed under this Agreement.
16.18    Further Assurances. Each Party shall take all such actions, and execute all such documents, as the other Party shall reasonably request to give effect to this Agreement.
16.19    Entire Agreement. It is agreed that there are no prior or contemporaneous oral agreements between the Parties with respect to the subject matter of this Agreement and this Agreement supersedes and cancels any and all prior discussions, negotiations and writings between the Parties which may have occurred with respect to the subject matter of this Agreement.
17.    SPECIAL TRUSTEE PROVISIONS.
Manager acknowledges and agrees that:

17.1    Without the express prior written consent of the Trustee in its individual capacity (which may be withheld or conditioned by such Trustee in its individual capacity for any reason in good faith), no real property of the Owner (including any residential property) shall be taken or titled in the name of a Trustee, and no mortgage or other lien of the Owner on any real property shall be taken or recorded in the name of a Trustee (except when the Master Servicer or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee); and
17.2    Unless Trustee in its individual capacity grants its express prior written consent to the contrary (which may be withheld or conditioned by the Trustee in its individual capacity for any reason in good faith):
17.2.1    Any real property (including any residential property) shall be taken and titled, and any mortgage or other lien on any real property shall be taken and recorded, only in the name of the Owner, in the name of the Master Servicer or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement (except when the Master Servicer or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee); and
17.2.2    The Certificateholders, Master Servicer or Manager as the case may be shall cause the deed or certificate of sale of any real property (including any residential property) to be taken and such real property to be titled, only in the name of the Owner, in the name of the Master Servicer or applicable Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement, and the Certificateholders, Master Servicer or Manager as the case may be shall cause any mortgage or other lien on any real property to be taken and recorded only in the name of the Owner, in the name of the Master Servicer or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement (except when the Master Servicer or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee).
17.2.3    Manager to agrees to indemnify, defend, and hold harmless the Trustee (as such and in its individual capacity) from and against any and all Liabilities which may be imposed on, incurred by or asserted at any time against such Trustee (as such or in its individual capacity) in any way relating to or arising out of any act or omission by the Manager inconsistent with the provisions of this Article 17.

17.2.4    Trustee (as such and in its individual capacity) is an intended third party beneficiary of this Agreement and Manager’s obligations thereunder.
17.2.5    Capitalized terms used in this Article 17 but not otherwise defined herein shall have the following meanings:
a.    “Trustee” means the trustee of an Owner trust appointed to serve as trustee pursuant to a master trust agreement or other similar agreement;
b.    “Certificate Trustee” means the Trustee that issues the Trust Certificate;
c.    “Trust Certificate” means the certificate issued to evidence the beneficial ownership interest in the trust; and
d.    “Certificateholder” means the holder of the Trust Certificate(s).
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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Property Management Agreement as of the Effective Date.

MANAGER: SILVER BAY PROPERTY MANAGEMENT LLC, a Delaware limited liability company By: /s/ Irvin Kessler Name: Irvin Kessler Title: Manager	MASTER SERVICER: TWO HARBORS PROPERTY INVESTMENT LLC, a Delaware limited liability company By: /s/ Brad Farrell Name: Brad Farrell Title: Chief Financial Officer

EXHIBIT A
DEFINITIONS

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, owns or controls, is owned or controlled by or is under common control or ownership with the Person in question. For purposes of this definition, “own” or “ownership” means ownership by one Person of fifty percent (50%) or more of the voting stock of the controlled Person, in the case of a corporation or, in the case of Persons other than corporations, entitlement of the controlling Person, directly or indirectly, to receive fifty percent (50%) or more of the dividends, profits or similar economic benefit from the controlled Person; and “control” means the possession, directly, or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.
“Building Systems” means the electrical, mechanical, plumbing, heating, ventilating, and air conditioning, hot water, landscape irrigation, swimming pool, spa fountain or other circulation or filtration systems at a Property.
“Confidential Information” means all confidential and proprietary information Master Servicer discloses to Manager, including non-public financial information, strategic business plans or initiatives of the Master Servicer, any Owner, Parent Company or any of their respective Affiliates, and includes the terms and conditions of this Agreement, the Records and any other information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (and includes information developed internally or received from a third Party subject to a continuing obligation to maintain its confidentiality). Confidential Information may be in written, oral or electronic form, and, and includes those portions of written memoranda, notes, analyses, reports, compilations, or studies prepared by the Manager or its Authorized Professionals that contain or are derived from such information. The term “Confidential Information” does not include information which: (a) is now or is in the future in the public domain through no fault of Manager or its Authorized Professionals; (b) prior to disclosure pursuant to this Agreement, is properly within the legitimate possession of Manager; (c) subsequent to disclosure pursuant to this Agreement, is lawfully received from a third party having rights in the information and to the knowledge of Manager, is not restricted from disclosing the information; (d) is independently developed by Manager without use of or benefit from access to Confidential Information; or (e) is obligated to be produced by law, under order of a court of competent jurisdiction or other similar requirement of a governmental agency, so long as Manager provides Master Servicer with prior written notice, if permitted by law, of any required disclosure pursuant to such law, order, rule, regulation, or requirement.
“CCRs” means, collectively, the declarations of covenants, conditions, easements and restrictions of any HOA plus the applicable bylaws of the HOA and its rules and regulations.

“Emergency” means a situation or event which, in the reasonable opinion of Manager, requires immediate repairs or other action to protect the funds in the Trust Operating Account or Trust Deposit Account, to protect Property from damage, or to prevent injuries or damage to life or to the property of others, to avoid fines or penalties, or to maintain services to a Tenant as required in the Lease or by applicable Legal Requirements, including the applicable landlord/tenant or similar laws of the Geographic Areas, which describes an emergency as a failure to provide heat, air conditioning, cooling, water, hot water or any other essential service.
“Employees” means those Persons employed by the Manager to provide the services described in this Agreement to or for the benefit of the Properties.
“Environmental Laws” means and includes all federal, state and local laws including statutes, regulations, ordinances and other governmental restrictions and requirements and common law relating to the presence, discharge or remediation of air pollutants, water pollutants or process wastewater or otherwise relating to the protection of human health, the environment, toxic or hazardous substances, pesticides, herbicides, fertilizer, mold, asbestos or radon, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, the Federal Occupational Safety and Health Act (“OSHA”), the Federal Emergency Planning and Community Right to Know Act, the Federal Mine Safety Act, the Federal Safe Drinking Water Act, regulations of the Environmental Protection Agency, Nuclear Regulatory Agency and any other federal agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.
“Force Majeure Event” means any act occasioned by a cause beyond the reasonable control of Master Servicer or Manager including casualties, war, insurrection, strikes, lockouts, civil unrest and governmental actions, travel advisories issued by governmental authorities, revolution, insurgency, terrorism, sabotage, hurricanes, earthquakes or other natural catastrophes or extreme weather conditions and any other causes that threaten public safety generally or that create a substantial disruption in commercial activities in the area in which the Properties are located.
“Gross Collections” means all amounts actually collected in respect of all the Properties, including, rents, utility payments and deposit forfeitures, fees received for applications or credit checks, interest earned on the Trust Operating Account, interest earned on the Trust Deposit Account in excess of related banking charges, and other collected revenues. Notwithstanding the foregoing, it is expressly agreed that Gross Collections shall exclude: (a) late charges and insufficient fund charges collected by Manager from Tenants in excess of expenses incurred to collect such amounts; (b) Security Deposits and other refundable deposits received from Tenants that have not been forfeited; (c) any and all proceeds from property insurance policies (excluding any rental interruption proceeds relating to the Properties); (d) the proceeds of any taking by condemnation or eminent domain; and (e) any awards from suits not related to the collection of rent and related charges.

“Hazardous Materials” means any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Environmental Laws, as defined below, including, but not limited to, air pollutants, water pollutants, wastewater, pesticides, herbicides, fertilizer, mold, asbestos, radon or other health or environment threatening substances; provided, however, that “Hazardous Materials” shall not include commercially reasonable amounts of cleaning products used in the ordinary course of operation of the Property which are used and stored in accordance with all applicable Environmental Laws.
“HOA” means any homeowners or condominium association that includes one or more of the Properties.
“Lease” means a lease agreement for one of the Properties entered into in accordance with this Agreement.
“Leasing Concessions” means reductions in rent or free rent given by Manager as an inducement for the execution of any Tenant lease for one of the Properties in accordance with the Leasing Parameters.
“Leasing Incentives” means referral fees, gift cards, vouchers, coupons or other inducements (except Leasing Concessions) given by Manager as an inducement for the execution of any Tenant lease for one of the Properties in accordance with the Leasing Plan.
“Leasing Plan” means the plan developed by Manager and approved by Master Servicer pursuant to the Acquisition Agreement, as amended from time to time with the approval of both Parties.
“Legal Requirements” means governmental statutes, laws, constitutions, codes, ordinances, regulations or rules of governmental entities having jurisdiction over the Manager or the Properties, orders of any insurance company, and the CCRs, rules and regulations and bylaws of any HOAs.
“Net Operating Income” means Gross Collections minus Operating Expenses.
“Operating Expenses” means: (a) the Management Fee calculated in accordance with the terms of this Agreement and (b) all expenses reasonably and necessarily incurred in connection with the business, operation and maintenance of the Properties during the Term as provided in the applicable budget, including rental taxes, utilities, casualty and liability insurance premiums, real and personal property taxes, an annual capital replacement reserve in the amount of $200.00 per unit, costs and expenses of Operating Supplies, but excluding Leasing Incentives and costs of debt service and depreciation.
“Operating Supplies” means consumables used by Manager or its Employees in the operation of the Properties, including light bulbs, cleaning supplies, batteries, furnace filters, pool chemicals,

and other items of a similar nature.
“Person” means any natural person, or any partnership, joint venture, limited liability company, limited partnership, corporation, association, trust or trustee, or any other legal entity.
“Tenant” means, collectively, any person leasing or otherwise entitled to occupy any one of the Properties pursuant to a Lease.

EXHIBIT B
MANAGEMENT PLAN

Manager shall:
1.Cause the Properties to comply with all applicable Legal Requirements, and forward to Master Servicer promptly upon receipt all notices of violation, default or other notices from any governmental authority; HOA, board of fire underwriters, insurance company or other person or entity furnishing any notice, written or oral, with respect to Legal Requirements, and make appropriate recommendations to Master Servicer regarding compliance with such notices;
2.    Cause the Properties to be and remain in compliance with all Environmental Laws; promptly notify Master Servicer in the event that Manager shall become aware of any violation of any of the Environmental Laws or that Hazardous Materials are present at or have been disposed of or released from the Properties or in the event that any mold, mildew or infestation by pests or rodents is present at the Properties; make appropriate recommendations regarding compliance or correction of the condition; and implement Master Servicer’s directives;
3.    Cause the Properties to be maintained in a good, clean and sanitary condition acceptable to Master Servicer at all times, and to be repaired as necessary to maintain this condition;
4.    Conduct inspections of the Properties as frequently as necessary to fulfill Manager’s obligations under this Agreement, and in any case at least semi-annually, and use reasonable care through its policy of periodic inspections to monitor the condition of each Property, including the condition of the Building Systems, the roof and the lawns, trees, plants, and other landscaping;
5.    Arrange for systematic routine inspection and maintenance of the Properties including pest control, replacing of furnace filters, roof inspections and clearing debris from downspouts and rain gutters, etc., and arrange for semi-annual “winterizing” and “summerizing” of HVAC systems, including operations checks and filter checks and changes;
6.    Purchase materials, supplies, equipment, tools, appliances and services that are necessary for the operation and maintenance of the Properties as provided herein, using suppliers approved by Master Servicer; provided that a purchase that is not included in the pertinent Approved Budget shall not be made by Manager without the prior consent of Master Servicer;
7.    Cause to be delivered to Tenants any and all disclosures and as when required by Legal Requirements;
8.    Prepare, disseminate and enforce rules and regulations for conduct of Tenants and their invitees at the Properties, subject to Master Servicer’s approval;

9.    Prepare for Master Servicer’s approval a life safety plan for each of the Properties to be used in the event of fire or other casualty at a Property and take such actions as may be required to familiarize Tenants with the plan, as the same may be modified from time to time;
10.    Systematically, diligently and promptly receive and investigate all service requests from Tenants, take any necessary actions and maintain in the Data Room records of requests and the action taken, provided, however, that without limiting the foregoing, Manager shall respond to all Emergency requests within not more than twenty-four (24) hours and shall promptly notify Master Servicer of the nature of any such Emergency, the action taken and the expenses incurred;
11.    Not knowingly permit the use of the Properties for any purpose that might void any policy of insurance held by Master Servicer, Owner or Manager, or limit the recovery for any loss thereunder;
12.    Promptly investigate and report in detail to Master Servicer all significant accidents and all claims for damage relating to the ownership, operation or maintenance of the Properties, any damage or destruction to the Properties and the estimated costs of repair thereof, and prepare for approval by Master Servicer all reports required by any insurance company in connection with any such accident, claim, damage or destruction; provided, however, that without the prior written approval of Master Servicer, Manager shall not have authority to settle any claim against an insurance company or to take any other action with respect thereto;
13.    If required by the applicable HOA, notify such HOA that the Property is being rented; and provide all rental information to such HOA or its management company as is required per the applicable CCRs; and direct that all written materials from the HOA (including meeting, voting assessment and violation notices) be sent to Tenants and to Master Servicer in care of Manager and providing Tenants with the HOA documentation required by the CCRs for Tenants;
14.    Pay as and when due all applicable HOA assessments and HOA property management fees with respect to the Properties; and work in good faith with the HOAs, their management companies, Master Servicer and Tenants to assure the Properties are in compliance with the CCRs;
15.    Charge Tenants for violations of the CCRs caused by Tenants or their invitees;
16.    Perform other services reasonably necessary for the care and protection of the Tenants and their invitees, for the prevention of waste, damage or injury to the Properties;
17.    Pursuant to the Initial Budget and subsequent Approved Budgets, employ and supervise all independent contractors and Employees, if any, necessary for the operation, maintenance and repair of the Properties, including: (a) the performance of all interior and exterior cleaning, painting, decorating and carpentry at the Properties; (b) the maintenance and repair of roofs and Building Systems at the Properties; (c) the maintenance of outdoor grounds, landscaping, improvements and facilities at the Properties, including sprinkling or irrigation systems, swimming pools, spas, fountains and other water features, if any; and (d) any other maintenance, alterations, repairs and improvements for the Properties. Unless otherwise required by law, independent contractors are not required to be licensed contractors and Manager is authorized by Master Servicer to use a “handyman” for work performed on the Premises; provided, however, repairs costing in excess of $1,000 (unless a lesser amount is specified by Legal Requirements of the applicable Geographic Area) and repairs to the roofs and Building Systems will be done by a licensed and bonded contractor, except with Master Servicer’s prior approval. No such individuals shall be deemed employees of Master Servicer. Manager shall engage in negotiations with third-Party contractors and vendors for such services; provided that Manager may not enter into any agreements for such services that would have a non-cancellable term exceeding thirty (30) days without the prior written consent of Master Servicer. In no event shall Employees be deemed to be employees or agents of, or otherwise acting on behalf of Master Servicer. Although Manager shall be the sole employer of all such Employees, Master Servicer shall have the right to require Manager to terminate the employment of any Employee if Master Servicer reasonably determines that termination is in the best interests of the Properties;
18.    Enter into contracts for electricity, gas, fuel, water, trash, or rubbish hauling and other utility services at the Properties (excluding telephone, television or internet services) as Manager may deem advisable;
19.    Monitor on Master Servicer’s behalf the provision of all services and utilities necessary for the efficient operation and maintenance of the Properties;
20.    When Properties are vacant, pay from the Trust Operating Account the costs of all utilities and services and the costs of any other services that would be the Tenant’s responsibility if the Property were occupied, including pool, fountain and spa maintenance, landscape maintenance, etc.; and
21.    Pay applicable real estate taxes as part of the Operating Expenses of the Properties set forth in the Approved Budget; cooperate with and assist appraisers or counsel retained by Master Servicer to evaluate the Properties or to appeal assessed values; and advise Master Servicer when it believes an assessment on the Properties is too high or erroneous and should be challenged or appealed.

EXHIBIT C
LEASING PLAN

1.    Applications. Manager will use commercially reasonable efforts to secure the most appropriate tenant candidates possible; and to require all prospective Tenants to complete Manager’s rental application and qualifying process as provided in the “Applicant Policies” section of Schedule 2 attached hereto (the “Applicant Policies”), which may be revised from time to time. The cost of the above, to the extent possible, shall be paid by the prospective Tenant.
2.    Tenant Policies. Manager shall adhere to the “Tenant Policies” section of Schedule 2 attached hereto (the “Tenant Policies”), which may be revised from time to time.
3.    Other Leasing Forms. Manager shall develop and maintain such forms and other printed materials as may be desirable for the leasing of the Properties.
4.    Lease Renewals, Modifications. Except as otherwise expressly provided in the Lease Parameters, Manager may not bind Owner to any lease renewal or modification without Master Servicer’s prior written consent (which consent shall not be required for lease renewals of one year or less). Manager shall coordinate any and all lease renewals (not to exceed one year without Master Servicer’s approval), and will raise the rent when feasible and in accordance with the Leasing Plan or when directed by Master Servicer.
5.    Utilities. Once a Property is leased, Manager shall require the Tenant to post any utility deposit and to pay all utility bills.
6.    Move-Out/Pre-Occupancy Inspections. Prior to a Tenant taking occupancy of a Property, Manager shall verify that the Property is clean, that the Building Systems and all light bulbs, fireplaces, appliances (if any), fire and smoke detectors are in good operating conditions; shall ensure that the Property is in a good and habitable condition; and shall document these conditions. Manager shall require that each Tenant complete its own move-in inspection and document such inspection.
7.    Tenant Negotiations; Problems. Manager shall receive, consider and promptly investigate and respond to all Tenant complaints or problems in a professional and businesslike manner, consistent with Manager’s authority and duties as described in this Agreement. Complaints of a serious nature shall, after investigation, be reported immediately to Master Servicer with appropriate recommendations.
8.    Collections. Manager shall use commercially reasonable efforts to collect, and enforce the collection of, all rentals and other charges due to Master Servicer from Tenants of the Properties in accordance with the Lease Enforcement Plan and cause all sums recovered (except late charges and insufficient funds charges collected from Tenants by Manager) to be deposited promptly in the Trust Operating Account. Manager shall handle calculation, collection and refunds, if needed, with respect to any amounts reimbursed by Tenants or to be reimbursed to Tenants.
9.    Lease Enforcement. Manager shall enforce the Leases in accordance with the Lease Enforcement Plan attached hereto as Schedule 3 (the “Lease Enforcement Plan”), which may be revised from time to time, including the “Eviction Guidelines for Delinquent Tenants.” Manager is authorized to serve notices to vacate on Tenants and to institute any action or proceeding it deems necessary to: (a) recover possession of a leased Property; or (b) recover rent, charges or other sums payable to Master Servicer; and may compromise and settle or otherwise discontinue any such action or proceeding, provided however that Manager first obtains Master Servicer’s written approval. Depending on the circumstances, some or all charges related to such enforcement actions shall be billed to Tenant as additional rent.
10.    Leasing Incentives. Leasing incentives may be granted only in accordance with attached Schedule 4 (“Leasing Incentives”), which may be revised from time to time.

EXHIBIT D
PROPERTY MANAGEMENT REPORT

[See attached]

EXHIBIT E
LEASE FORM

[See attached]

EXHIBIT F
LEASING PARAMETERS

1.	Manager is not authorized to enter into a Lease with a prospective Tenant who does not meet the following screening requirements without Master Servicer’s prior written approval.
a.    Rental History. Manager will verify two years of rental history whenever possible. Any late payments or negative references in the rental history may cause an application to be denied or the application may be approved subject to additional conditions being met, such as, for example, requiring additional security deposit. Prior evictions will cause an application to be denied unless Manager is provided evidence from the prior landlord that the balance due has been satisfied in full, in which case the application may be approved subject to additional conditions being met, such as, for example, requiring additional security deposit.
b.    Income/Employment. Prospective Tenants must have verifiable income of at least three (3) times the monthly rental rate.  Applicants must provide copies of their most recent paystub or bank statement to verify income, or, alternatively, a letter verifying employment and income from a supervisor on employer letterhead.
c.    Felonies. Manager will perform a criminal background check for every applicant prior to approval of the application. Manager shall take into consideration past criminal backgrounds and approve or deny such application subject to Manager’s commercially reasonable judgment.

2.
Manager will obtain a security deposit from each tenant and Manager shall, in Manager’s commercially reasonable judgment, determine the level of such security deposit dependent upon considerations such as FICO Score, past rental history, and other factors as Manager deems appropriate.

3.
The minimal monthly rental amounts for each Property shall be approved by Master Servicer in advance and updated upon the termination of a Lease for any reason (a “Turnover Event”) or upon Master Servicer’s request.

4.	Except as otherwise required by Legal Requirements, the terms of a Lease shall not exceed or be less than one (1) year unless otherwise approved by the Master Servicer.

5.
Manager may allow the Tenant to terminate its Lease early dependent upon certain conditions being met such as Tenant paying applicable termination fees as determined by Manager using commercially reasonable judgment, Property is in good and clean condition, and any other conditions the Manager deems appropriate.

6.	If pets are allowed on the Property, Tenant will pay a minimum $150.00 per pet as a refundable pet deposit.

7.
In addition to rent and deposits, each Tenant shall be required to pay applicable rent tax, procure in Tenant’s own name all utilities that are typically required to be in a Tenant’s name, pay for all utilities consumed during Tenant’s tenancy, and perform any duties or pay any other utilities or fees as outlined in the Lease.

8.	No Tenant shall be granted occupancy without Master Servicer’s prior, written approval unless there is a fully signed Lease and all prepaid rent and security/pet deposits have been paid.
Leasing Concessions, including, for example, the abatement of any rent, may be granted only on a case-by-case basis after approval in writing by Master Servicer.

SCHEDULE 1
GEOGRAPHIC AREAS

[See attached]

SCHEDULE 2
APPLICANT POLICIES AND TENANT POLICIES

[See attached]

SCHEDULE 3

LEASE ENFORCEMENT PLAN

[See attached]

SCHEDULE 4

APPROVED LEASING INCENTIVES

Leasing Incentives at the Expense of Master Servicer: To the extent permitted by law, Manager may grant a referral fee to any current Tenant in an amount of up to $150, payable as an Operating Expense from the Trust Operating Account if that current Tenant refers a new Tenant that enters into a one year Lease at one of the Properties other than the Property occupied by the referring Tenant, leases that other Property for a term of at least twelve (12) months and pays all rent and other charges for a period of at least three (3) consecutive months without a late payment.
Other Leasing Incentives at the Expense of Manager: Manager may offer other leasing incentives at its own expense with the consent of Master Servicer.
Other Leasing Incentives: Manager may offer other leasing incentives at Owner’s expense (such as rent concessions), but only upon Master Servicer’s prior, written consent.